Exhibit 99.1

News Release

January 31, 2018

Noble Midstream Partners and Greenfield Midstream Close on DJ Basin Acquisition

Houston, Texas - Noble Midstream Partners LP (NYSE: NBLX) (“Noble Midstream” or the “Partnership”) and Greenfield Midstream LLC (“Greenfield Midstream”) announced today the completion of the acquisition of Saddle Butte Rockies Midstream, LLC and certain affiliates (collectively “Saddle Butte”) through a newly formed joint venture, Black Diamond Gathering, LLC (“Black Diamond Gathering”). The aggregate purchase price for the acquisition was approximately $638.5 million in cash.

The Partnership funded its $319.9 million share of the purchase price with proceeds from its December 2017 common unit offering and borrowings under its unsecured revolving credit facility. Noble Midstream received a 4.4% ownership promote in the joint venture. In conjunction with the transaction close, Noble Midstream partially exercised the accordion feature under its existing revolving credit facility, increasing the commitments under the Credit Agreement from $350 million to $530 million.

The Partnership’s 54.4% ownership of Black Diamond Gathering will be held through its wholly owned subsidiary, Laramie River DevCo LP. Greenfield Midstream will own 45.6% of Black Diamond Gathering.

Noble Midstream now operates the Saddle Butte assets, which include a large-scale integrated crude oil gathering system in the DJ Basin, consisting of approximately 160 miles of pipeline in operation, 300,000 barrels per day of delivery capacity and approximately 210,000 barrels of crude oil storage capacity. Saddle Butte has approximately 141,000 dedicated acres from six customers under fixed fee arrangements. This reflects PDC Energy, Inc.’s (“PDC Energy”) acreage dedication expansion from approximately 72,000 acres to approximately 96,000 net acres. In addition, PDC Energy expanded its dedication by five years, bringing the dedication contract duration to approximately 12 years from close. Noble Midstream and Greenfield Midstream will jointly provide commercial efforts to attract further producer dedications to Black Diamond Gathering.

About Noble Midstream

Noble Midstream is a growth-oriented master limited partnership formed by Noble Energy, Inc., to own, operate, develop and acquire domestic midstream infrastructure assets. Noble Midstream currently provides crude oil, natural gas, and water-related midstream services in the DJ Basin in Colorado and the Delaware Basin in Texas. For more information, please visit www.nblmidstream.com.

About Greenfield Midstream

Greenfield Midstream is an independent energy company focused on the development of midstream assets across North America. Based in Houston, Greenfield is led by a seasoned management team with strong commercial, technical and operational skills and a proven track record of value creation for its stakeholders. For more information, please visit www.greenfieldmidstream.com.

Contacts:

Megan Repine

Investor Relations

Noble Midstream Partners

(832) 639-7380

megan.repine@nblmidstream.com

For Greenfield Midstream

Casey Nikoloric

TEN|10 Group

(303) 507-0510

casey.nikoloric@ten10group.com